Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is dated and made as of June 20, 2007, modifying the Employment Agreement dated as of July 1, 1999 (together with any and all previous amendments, the “Employment Agreement”) between GP Strategies Corporation (the “Company”) and Scott N. Greenberg (“Employee”).

Whereas, the Company and Employee wish to amend the Employment Agreement to extend the term of the Employment Agreement, delete the requirement for annual minimum mandatory salary increases and make other revisions as set forth below.

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, including the mutual covenants set forth herein, the Company and the Employee hereby agree to amend the Employment Agreement as follows:

1. Section 3 (Term of Employment) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Unless sooner terminated in accordance with the provisions of this Agreement the term of employment of Employee by the Company pursuant to this Agreement shall be for the period (the “Employment Period”) commencing on the date hereof and ending on the earlier of (a) the date determined in accordance with Section 10 below, (b) the date which is not less than two (2) years after the Company or Employee has given written notice to the other of its decision to end the Employment Period (but in no case prior to February 28, 2009), or (c) the date mutually agreed in writing by Company and Employee.”

2. Subsection 5(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Base Salary. During the Employment Period, the Company shall pay to Employee a base annual salary at the rate paid by the Company to Employee immediately prior to the commencement of the Employment Period, and as increased each July 1 during the Employment Period as determined by the Board. The base salary will be payable at such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company. During any period in which the Employee is eligible to receive salary replacement payments under the provisions of any benefits plan(s) sponsored or maintained by the Company, the Company’s obligation to pay salary shall be reduced by an amount equal to the amount of benefits paid or payable under such plan(s).”

3. Section 7 (Non-Competition, Non-Solicitation) of the Employment Agreement is hereby amended by substituting “one (1) year” for “nine months” where it appears in the first sentence thereof.

4. Schedule A attached to the Employment Agreement is hereby amended to read in its entirety as set forth in the Schedule A attached to this Amendment.

5. Except as otherwise amended hereby, the Employment Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Amendment as of the date first above written.

GP STRATEGIES CORPORATION

By: /s/ Harvey P. Eisen	/s/ Scott N. Greenberg
Chairman of the Board	Scott N. Greenberg

Schedule A

Employee’s bonus for each calendar year during the Employment Period, commencing 2007, shall equal (i) 1% of Employee’s base salary for that year for each 1% increase in EBITDA from the prior year’s EBITDA, up to a 10% increase in EBITDA, (ii) 2% of Employee’s base salary for that year of each 1% increase in EBITDA from the prior year’s EBITDA, in excess of a 10% increase up to a 15% increase in EBITDA, and (iii) 3% of Employee’s base salary for that year for each 1% increase in EBITDA from the prior year’s EBITDA, in excess of a 15% increase up to a 25% increase in EBITDA. The maximum bonus for any calendar year during the Employment Period shall equal 50% of Employee’s base salary for that year.

EBITDA shall mean the consolidated earnings of GPS and its subsidiaries before interest, taxes, depreciation and amortization, excluding extraordinary or unusual nonrecurring items of income and expense (including without limitation, restructuring charges, severance, write off of goodwill, future lease expense and similar items), determined in accordance with generally accepted accounting principles by GPS’s independent accountants. In calculating the bonus for any year in which GPS or its subsidiaries acquires any business, the EBITDA for the prior year shall be adjusted to reflect the budgeted EBITDA of the acquired business (as set forth in the budget numbers on which the acquisition was based) for the period from the date of the acquisition to the end of the calendar year in which the acquisition takes place. In calculating the bonus for any year in which GPS or its subsidiaries disposes of any business, the EBITDA for that year and the prior year shall be adjusted to eliminate income and expense reasonably attributable to the disposed of business. The bonus for any year shall be paid not later than 30 days after delivery of GPS’s audited financial statements for that year.